Exhibit 99.1

Alliance Semiconductor Reports Financial Results for the First Fiscal Quarter Ended June 30, 2004

    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 28, 2004--Alliance
Semiconductor Corporation (Nasdaq:ALSC) today reported financial results for the first fiscal quarter of 2005 ended June 30, 2004.

    First Quarter Highlights

    --  Increased overall revenue by 41% year-over-year

    -- Increased Analog and Mixed Signal revenues sequentially by 40% and introduced 36 new products

    -- EE Times selected the HyperTransport-to-PCI-X Bridge product as one of the top 10 Logic and Programmable Logic products introduced during the first quarter of 2004.

    --  Announced the availability of an extensive family of IEEE
        1149.1 compliant JTAG devices

    --  Achieved initial design win and qualification for its 36Mb
        Synchronous SRAM

    --  Generated 19 new design wins across all of its business units

    --  Announced plans to continue expansion of its India Design
        Center with an investment of up to $50 million over the next five years

    The Company reported revenues of $7.1 million, compared to $8.9 million in the previous quarter and $5.1 million for the first quarter of fiscal 2004. Revenue from the non-memory business units represented approximately 39% of total revenue in the first quarter, compared to 35% in the previous quarter.
    "We are pleased with the number of new product introductions and design wins achieved during the quarter, particularly within our Analog and Mixed Signal Business Unit. This business unit achieved significant revenue growth during the quarter, introduced more than 30 new products, broadened its customer base and continued to address an increasing number of end market applications. We expect the momentum created by this business unit to continue and be a strong contributor to growth in the coming quarters," said N.D. Reddy, Alliance chairman, president and CEO. "While our memory business experienced a sequential decrease in revenue during the quarter, due in part to our inability to meet demand, we are encouraged by the activity across the product line, including initial qualification opportunities and design win activity with our industry leading 36Mb synchronous SRAM offering."
    Net loss for the first quarter was $6.6 million or ($0.19) per share, compared to a net income of $4.8 million or $0.13 per share for the previous quarter, and a net loss of $13.0 million or ($0.37) per share for the first quarter of fiscal 2004.
    During the quarter the Company took a charge of $2.9 million against its 18Mb synchronous SRAM products. The charge is based on the Company's current forecast for these products and is reflected in cost of revenues for the current quarter.
    Operating expenses for the quarter were $8.0 million, compared to $9.1 million in the previous quarter and $10.6 million for the first quarter of fiscal 2004.

    Business Summary

    During the quarter, Alliance announced the availability of its first 13 CPU supervisor product families. Each of the 13 product families come with multiple package and reset voltage combinations that spawn 125 distinct products. These products are a low-power and cost effective alternative to industry standard CPU supervisors, addressing the 5V, 3.3V and 3V applications in wire-line and wireless telecom, computer, consumer, industrial and medical markets.
    The Company also introduced its extensive family of IEEE 1149.1 compliant JTAG devices. These products provide very efficient solutions to implement design-for-test (DFT) on the PCB for the networking, communications, storage, compute and embedded systems. Alliance's JTAG products allow leading OEM partners to develop highly integrated IEEE 1149.1 test strategies at the board, system and sub module levels. The integration of Alliance's JTAG products enable system engineers to reduce Flash memory and CPLD/FPGA programming time, while providing higher fault coverage and system diagnostics in the factory and in the field.
    Also in the quarter, Alliance announced that it is planning to invest up to $50 million in its India Design Center over the next five years to expand its engineering and deployment services and further its market expansion. The Company plans to undertake a significant amount of recruitment in India this year at the Bangalore and Hyderabad design centers enabling Alliance to double its engineering staff, from 150 to 300, over the next three years.

    Business Outlook

    Alliance President and Chief Executive Officer, N.D. Reddy, and Chief Financial Officer, Ron Shelton will update the business outlook and give guidance for the second quarter of fiscal 2005 during the earnings conference call at 2:00 p.m. PT on July 28, 2004.

    First Quarter 2005 Financial Results Webcast/Conference Call

    The Alliance management team will host a live web cast and conference call to discuss the first quarter financial results beginning at 2:00 p.m. PT on Wednesday, July 28, 2004. Investors and other interested parties may participate in the call by dialing
800-299-8538 at least fifteen minutes prior to the call and enter pass code 59149180 or listen to the live web cast by visiting the investor relations section of the Alliance website at www.alsc.com.

    About Alliance:

    Alliance Semiconductor Corporation (Nasdaq:ALSC) is powering every application with high performance solutions for the communications, computing and consumer electronics markets. Utilizing advanced process technologies and design expertise, Alliance provides leading OEMs with a broad portfolio of complementary technologies including analog and mixed-signal products, chip-to-chip connectivity products, networking controllers and high-performance memories. Alliance addresses the complete needs of system developers by leveraging its proprietary advances in Electromagnetic Interference (EMI) reduction, power management and timing technology, HyperTransport(TM) I/O connectivity and specialized memory solutions for next-generation applications. Founded in 1985, Alliance is headquartered in Santa Clara, Calif.
with design centers in Bangalore and Hyderabad, India. The company is publicly traded and included in the S&P 600 Index. Additional information is available on the Alliance Web site at: http://www.alsc.com.

    Forward-Looking Statements

    Except for historical information, the above statements of this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include such factors, among others, as further significant price erosion of the Company's products; continued significantly decreased demand and increased competitive environment for the Company's products; the Company's potential status as an Investment Act of 1940 reporting company; obsolescence of the Company's products; further accumulation of excess inventory or price erosion or obsolescence of existing inventory, any of which may result in charges against the Company's earnings; inability to timely ramp up production of and deliver new or enhanced products; inability to successfully recruit and retain qualified technical and other personnel; adverse developments in current or future litigation or administrative proceedings; further diminution in value of investments made by Alliance or by Alliance Venture Management, LLC; continued cancellation of orders in the Company's backlog and the risk factors listed in the Company's Form 10-K for the fiscal year ended March 30, 2004, which has been filed with the Securities and Exchange Commission, and which is available through the Company's home page, www.alsc.com. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statement is based.



                  ALLIANCE SEMICONDUCTOR CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                                                  (unaudited)

                                              Three Months Ended
                                                   June 30,
                                         -----------------------------
                                              2004           2003
                                         --------------- -------------

Net revenues                                     $7,136        $5,074

Cost of revenues                                  7,559         3,245

                                         --------------- -------------
Gross profit (loss)                                (423)        1,829
                                         --------------- -------------

Operating expenses:

  Research and development                        4,740         6,599

  Selling, general and administrative             3,263         3,992
                                         --------------- -------------

Total operating expenses                          8,003        10,591
                                         --------------- -------------

Loss from operations                             (8,426)       (8,762)

Gain on investments                               3,470           346

Writedown of marketable securities
and venture investments                               0          (403)

Loss in investees accounted for under
 the equity method                               (3,641)       (5,497)

Other expense, net                                 (339)         (911)
                                         --------------- -------------

Loss before income taxes and minority
 interest in consolidated subsidiaries           (8,936)      (15,227)

Benefit for income taxes                         (2,261)       (1,718)
                                         --------------- -------------

Loss before minority interest in
 consolidated subsidiaries                       (6,675)      (13,509)

Minority interest in consolidated
 subsidiaries                                        44           478
                                         --------------- -------------

Net loss                                        ($6,631)     ($13,031)
                                         =============== =============

Net loss per share:

  Basic and diluted                              ($0.19)       ($0.37)
                                         =============== =============

Weighted average number of common
 shares:

  Basic and diluted                              35,262        34,988
                                         =============== =============


                CONDENSED CONSOLIDATED BALANCE SHEETS
                                        (in thousands)
                                          (unaudited)

                                             June           March
                                             2004           2004
                                        --------------- --------------
                  ASSETS

Current assets:

  Cash and cash equivalents                     $2,177         $6,107

  Short term investments                       127,077        159,778

  Accounts receivable, net                       3,112          4,081

  Inventory                                     11,705         11,609

  Other current assets                           1,510          3,111

                                        --------------- --------------
    Total current assets                       145,581        184,686

Property and equipment, net                      5,610          6,161

Investment in Tower Semiconductor
 Corporation                                    21,208         21,208
(excluding short term portion)

Alliance Ventures and other investments         36,495         36,082

Other non-current assets                        11,649         12,665

                                        --------------- --------------
    Total assets                              $220,543       $260,802
                                        =============== ==============



  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable                              $6,721         $9,406

  Accrued liabilities                            2,088          2,881

  Income taxes payable                          32,916         33,766

  Deferred income taxes                         26,237         38,921

  Short term borrowings and current
   portion of long term obligations                 26             33

                                        --------------- --------------
    Total current liabilities                   67,988         85,007

Long term liabilities:

  Long term obligations                            226            241

                                        --------------- --------------
    Total liabilities                           68,214         85,248
                                        --------------- --------------

Minority interest in consolidated
 subsidiaries                                      774            832
                                        --------------- --------------

Stockholders' equity:

  Common stock                                     435            435

  Additional paid-in capital                   132,386        132,146

  Retained earnings                               (532)         6,099

  Accumulated other comprehensive income        19,266         36,042

                                        --------------- --------------
    Total stockholders' equity                 151,555        174,722
                                        --------------- --------------

    Total liabilities and stockholders'
     equity                                   $220,543       $260,802
                                        =============== ==============

    CONTACT: Alliance Semiconductor Corporation, Santa Clara
             Ron Shelton, 408-855-4958
             rshelton@alsc.com
             or
             Investor Contact:
             Shelton Investor Relations
             Barry Sievert, 972-239-5119 Ext. 134
             bsievert@sheltongroup.com